Exhibit 21.1

SEACHANGE INTERNATIONAL, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Subsidiary Jurisdiction
SeaChange US Pty Limited	Australia
ZQ Interactive, Ltd.	British Virgin Islands
SEAC Canada Limited	Canada
ZQ Interactive (Shanghai), Ltd.	China (Shanghai)
SeaChange International SARL	France
S.E.A.C. Germany GmbH	Germany
ODG Deutchland GmbH	Germany
eventIS GmbH	Germany
SeaChange India Private, Ltd.	India
S.E.A.C. Ireland Limited	Ireland
SeaChange Japan KK	Japan
SeaChange Korea LLC	Korea
Cambio Maritimo Mexico, S. de R.L de C.V.	Mexico
SeaChange B.V.	Netherlands
eventIS Group B.V.	Netherlands
eventIS B.V.	Netherlands
eventIS Software Solutions B.V.	Netherlands
eventIS Interactive Solutions B.V.	Netherlands
SeaChange Philippines Corporation	Philippines
SeaChange LLC	Russia
SeaChange Asia Pacific Pte. Ltd.	Singapore
SeaChange Telekomünikasyon Hizmetleri Anonim Sirketi	Turkey
On Demand Group	United Kingdom
On Demand Group Limited	United Kingdom
On Demand Management Ltd.	United Kingdom
On Demand Productions Ltd.	United Kingdom
Mobix Interactive Ltd.	United Kingdom
Sceneworx Ltd.	United Kingdom
SeaChange International UK Ltd.	United Kingdom
eventIS (UK) Limited	United Kingdom
SeaChange Holdings, Inc.	United States
VividLogic, Inc	United States
VividLogic (India) Private Ltd.	India